Exhibit 10.1
August 5, 2009
Dear Mr. Lukianov,
     This amendment no. 2 (this “Amendment No. 2”) to the letter agreement between NuVasive and you dated August 5, 2008, as amended by the amendment no. 1 dated December 10, 2008 (collectively, the “Original Agreement”, together with this Amendment No. 2, the “Agreement”) confirms the material compensation terms of your continued employment with NuVasive. Except as otherwise defined herein, defined terms used herein have the meanings set forth in the Original Agreement. The terms of the Original Agreement are modified to add the following provision:
     “If your service as the CEO and/or as a member of NuVasive’s board of directors (the “Board”) ceases by reason of death or permanent disability, then each unvested share of equity compensation awards shall immediately vest and become exercisable, if applicable, for all shares at the time subject to such awards. In the case of equity compensation awards requiring exercise or purchase to own the underlying share, each such award may be exercised or purchased for any or all of the underlying shares as fully-vested shares until the earlier of (x) the expiration of the exercise or purchase term set forth in the applicable award agreement or (y) the expiration of the three (3)-year period measured from the date of such cessation of CEO and/or Board service.
     “Additionally, if your service as the CEO and/or as a member of the Board ceases by reason of death or permanent disability, then your Severance Benefit shall be immediately due and payable.”
     No other amendments to the Original Agreement are contemplated by this Amendment No. 2 and all remaining terms set forth in the Original Agreement shall remain in full force and effect. We look forward to your continued success with NuVasive.

Truly Yours, NUVASIVE, INC.
/s/ Eileen M. More
Eileen M. More

I have read and accept the terms of this letter.

/s/ Alexis V. Lukianov
Alexis V. Lukianov